EXHIBIT 23.1

                                Sherb & Co., LLP
                          Certified Public Accountants
                                805 Third Avenue
                               New York, NY 10022
                            Telephone (212) 838-5100


The Board of Directors and Stockholders
Sense Holdings, Inc.


We consent to the incorporation in this Registration Statement on Form SB-2 of our report dated April 14, 2006 for the year ended December 31, 2005 relating to the consolidated balance sheet of Sense Holdings, Inc. and Subsidiary and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2005 and 2004. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.



                                        /s/ Sherb & Co., LLP


Sherb & Co., LLP
Certified Public Accountants
New York, NY
June 16, 2006